EXHIBIT No. 99.2

Audited Financial Statements

Chemical Financial Corporation
1992 Stock Purchase Plan
for Subsidiary Directors

December 31, 1999

Report of Independent Auditors

Plan Administrator
Chemical Financial Corporation
1992 Stock Purchase Plan for Subsidiary Directors

We have audited the accompanying consolidated statement of financial condition of the Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors as of December 31, 1999 and 1998 and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors at December 31, 1999 and 1998, and the results of its operations and changes in its plan equity for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

January 21, 2000

Chemical Financial Corporation
1992 Stock Purchase Plan
for Subsidiary Directors

Statements of Financial Condition

December 31
	1999	1998
Assets
Cash	$ 0	$ 963
Common stock receivable of Chemical Financial Corporation, at market value - (9,076 shares at a cost of $299,115 at December 31, 1998)	-	304,046
Total Assets	$ 0	$305,009

Plan Equity
Plan equity (51 participants at December 31, 1998)	$ 0	$305,009

See accompanying notes.

Chemical Financial Corporation
1992 Stock Purchase Plan
for Subsidiary Directors

Statements of Income and Changes in Plan Equity

Years Ended December 31
	1999	1998	1997

Additions
Participant contributions	$ 0	$294,650	$258,775
Dividend equivalents	-	3,669	3,501
Other income	-	704	1,055
	0	299,023	263,331

Deductions
Plan distributions	259,262	329,354	291,431
Transfer to new plan	45,747
	(305,009)	(30,331)	(28,100)
Net realized appreciation in
fair value of investment		4,931	65,402
Net increase (decrease)	(305,009)	(25,400)	37,302
Plan equity at beginning of year	305,009	330,409	293,107
Plan equity at end of year	$ 0	$305,009	$330,409

See accompanying notes.

Chemical Financial Corporation
1992 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements
December 31, 1999

Note 1 - Description of the Plan

        The Chemical Financial Corporation 1992 Stock Purchase Plan for Subsidiary Directors (the Plan) was implemented by Chemical Financial Corporation (the Corporation) on April 30, 1992. The Plan is designed to provide non-employee directors and advisory directors of the Corporation's subsidiaries, who are neither directors or employees of the Corporation, with a convenient method of acquiring Corporation stock.

        Subsidiary directors and advisory directors, who elect to participate in the Plan, may elect to contribute to the Plan fifty percent or one hundred percent of their Board of Director fees and/or fifty percent or one hundred percent of their director committee fees, earned as directors or advisory directors of the Corporation's subsidiaries. Participant contributions to the Plan are made by the Corporation's subsidiaries on behalf of each electing participant. Amounts remitted to the Plan are credited to a separate cash account for each participant. As of the last day of each month, each participant's cash account is debited for the purchase of whole shares of the Corporation's stock that is credited to a separate participant stock account. The stock purchased under the Plan during the calendar year is issued by the Corporation directly to the participants in the following calendar year, in January. The Plan provides for dividend equivalents to be credited to each participant's cash account, as of the dividend record date of the Corporation's common stock. Dividend equivalents are calculated by multiplying the Corporation's dividend rate by the number of shares of common stock in each participant's stock account, as of the Corporation's dividend record date. The Plan also provides for an appropriate credit to each participant's stock account for stock dividends, stock splits or other distributions of the Corporation's common stock by the Corporation. Fractional shares calculated as a result of the above adjustments are converted to cash based on the market price of the Corporation's common stock, and are credited to each participant's cash account. Plan participants may terminate their participation in the Plan, at any time, by written notice of withdrawal to the Corporation. Participants will cease to be eligible to participate in the Plan when they cease to serve as directors or advisory directors of subsidiaries of the Corporation. Upon withdrawal from the Plan, each participant will receive the shares of common stock of the Corporation in their participant stock account and the cash in their participant cash account.

Note 1 - Description of the Plan (continued)

        As of December 31, 1998, the Plan had 7,733 remaining shares of the Corporation that it was authorized to issue. These shares were issued on January 1, 1999 in satisfaction of a portion of the common stock receivable outstanding as of December 31, 1998. The 1998 Stock Purchase Plan for Subsidiary Directors ("new plan") was approved by the Board of Directors of the Corporation on December 14, 1998, with the same terms and provisions as the Plan. The remaining common stock receivable outstanding as of December 31, 1998 for 1,344 shares of the Corporation, with a market value of $44,991 and a cost basis of $44,293, and cash of $756 of the Plan were transferred to the new plan on January 1, 1999.

        The Corporation reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him/her prior to the date of such amendment or termination.

        The Plan provides that all expenses of the Plan and its administration shall be paid by the Corporation.

        The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as taxable income the contributions made to the Plan by the Corporation's subsidiaries on their behalf. Dividend equivalents and any other cash credited to the participants' cash accounts are taxable to the participants for Federal and state income tax purposes in the year such dividend equivalent or cash is credited to the participant cash account. Upon disposition of the common stock of Chemical Financial Corporation purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Chemical Financial Corporation
1992 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements
December 31, 1999

Note 2 - Summary of Accounting Policies

Valuation of Common Stock Receivable

        Common stock receivable of Chemical Financial Corporation is recorded at the fair market value of the number of shares receivable at the end of the period. Market value is based on the closing bid price of the Corporation's stock at year end ($33.50 per share at December 31, 1998). The number of shares receivable and closing bid price were adjusted for the 5 for 4 stock split paid on Chemical Financial Corporation common stock on December 16, 1998.

Income

        Dividend equivalents and fractional share interests are accrued on the Corporation's dividend or other record date.

Contributions

        Contributions are accounted for on the accrual basis.

Chemical Financial Corporation
1992 Stock Purchase Plan
for Subsidiary Directors

Notes to Financial Statements
December 31, 1999

Note 3 - Contributions

        Contributions for participants by the participating companies were as follows:

Years Ended December 31
Participating Company	1998	1997

Chemical Bank and Trust Co.	$ 55,000	$70,700
Chemical Bank Bay Area	34,800	33,100
Chemical Bank Central	37,150	26,400
Chemical Bank Thumb Area	34,100	26,650
Chemical Bank Michigan	32,700	29,750
Chemical Bank Montcalm	16,200	15,000
Chemical Bank North	13,575	3,150
Chemical Bank South	23,425	19,125
Chemical Bank West	11,700	8,900
Chemical Bank Key State	33,000	20,000
CFC Data Corp	3,000	6,000

Total Contributions	$294,650	$258,775